EXHIBIT 10.23

August 4, 2022

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Ladies and Gentlemen:

Reference is made to the agreement dated March 27, 2019, pursuant to which I exchanged 1,348,213 shares of common stock, par value $0.001 per share (“Common Stock”), of SolarMax Technology, Inc., a Nevada corporation (the “Company”) represented by a Stock Grant for (i) an option to purchase 1,428,432 shares of Common Stock and (ii) a cash payment of $675,000, which was to have been paid by December 15, 2019 and which date was extended to December 31, 2022. This letter will confirm my prior advice to you that I agree that the date by which the cash payment is to be made to me has been extended to the earlier of December 31, 2022 or three business days after the completion of the Company’s initial public offering.  The number of shares in this letter reflect the 0.59445-for-one reverse stock split effective July 15, 2022.

Very truly yours,

/s/ David Hsu
Name: David Hsu